EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
Broadgate Consultants, LLC
Alan H. Oshiki
(212) 232-2222
aoshiki@broadgate.com
Tarragon Corporation
William S. Friedman
(212) 949-5000
wfriedman@tarragoncorp.com
Tarragon Corporation Announces First Quarter 2006
Financial Results
•	NET INCOME OF $18.8 MILLION OR $0.59 PER DILUTED SHARE

•	CONSOLIDATED REVENUE UP 23 PERCENT

•	COMPANY MAINTAINS 2006 GUIDANCE OF $3.70 TO $4.20 INCOME FROM CONTINUING OPERATIONS PER DILUTED SHARE

•	209,024 SHARES REPURCHASED

NEW YORK CITY, May 10, 2006 — Tarragon Corporation (Nasdaq: TARR), a leading urban homebuilder specializing in the development and marketing of high-density residential communities, today announced its financial results for the quarter ended March 31, 2006.
Financial Results
     Consolidated revenue for the first quarter of 2006 was $98.9 million, up 23 percent from $80.3 million in the same period of 2005. The increase was due principally to consolidated homebuilding sales, which totaled $89.2 million, up 40 percent from $63.6 million in the first quarter of 2005. The increase in consolidated revenue was partially offset by a $7.0 million decrease in rental and other revenue, which resulted from the implementation of the Company’s capital redeployment program announced in March 2005.

     Homebuilding sales, including revenue from unconsolidated properties, were $111.9 million in the first quarter of 2006, down from $120.0 million in the same period of 2005. In the prior-year quarter, 12 percent of homebuilding sales were derived from Northeast projects compared to 1.9 percent in the current quarter. Over the next two quarters, sales will commence at several projects in the Northeast representing more than $275 million in homebuilding revenue.
     Income from continuing operations of $11.5 million was equal to that of the first quarter 2005.
     Net income for the first quarter of 2006 was $18.8 million, or $0.59 per diluted share, compared to $21.6 million, or $0.70 per diluted share, in the first quarter of 2005, which included $10.3 million of after tax gains on sale of real estate compared to $7.3 million in the current quarter. Based on lower sales velocity in several markets in Florida, the Company increased its estimate of marketing and carrying costs on several of its developments. When estimates of project costs are revised, gross profit is adjusted in the period of change so that cumulative project earnings reflect the revised profit estimate. These adjustments decreased after tax net income in the first quarter of 2006 $5.1 million, or $0.16 per diluted share. Accordingly, overall margins are expected to expand in future quarters, provided current sales rates continue as expected.
     Tarragon Chairman and CEO William S. Friedman commented, “We are maintaining our guidance for the year and we expect that our results will be more robust during the second half as additional communities in the Northeast hit the market and contribute to earnings. While less than 2 percent of our homebuilding revenue was derived from projects in the Northeast in the first quarter, we expect the Northeast market to contribute 27 percent of total 2006 homebuilding revenue and over 35 percent of gross profits. We expect this trend to continue into 2007 as our Northeast activities begin to mature.”

Closings, Orders and Backlog
     In the first quarter of 2006, the Company delivered 663 homes representing $156 million in sales at an average price of $241,000, compared with 549 closings for $178 million at an average price of $336,000 in the first quarter of 2005. The first quarter of 2005 included $98 million in closings at Las Olas River House where the average sales price was $765,000.
     In the first quarter of 2006 the Company wrote 580 new orders totaling $128 million at an average sale price of $221,000, compared with 800 new orders totaling $258 million for the same period in 2005 at an average sale price of $323,000.
     At the end of the first quarter of 2006, the backlog was $376 million representing 1,592 homes compared with $423 million at the end of the first quarter of 2005 representing 1,492 homes. The average contract price was $236,000 at March 31, 2006 compared to $284,000 at March 31, 2005. In the first quarter 2006, the Company experienced 119 contract cancellations valued at $23 million, primarily involving investor contracts written in 2005 at six Florida condominium conversion properties. As investor-driven sales have largely disappeared, Tarragon believes this first quarter experience is not representative of its buyer default rate going forward. The default rate for 2006 new orders to date is about 2 percent.
Active Projects
     At March 31, 2006, Tarragon’s active developments (including backlog) totaled 7,948 homes in 44 communities, representing about $2.4 billion in projected revenue, up 34 percent in value from 5,369 homes representing $1.8 billion in projected revenue at March 31, 2005.
     The $2.4 billion of active developments as of March 31, 2006 is comprised of 50 percent condominium conversions, 32 percent mid and high-rise buildings, 14 percent townhomes and 4 percent land development. These communities are expected to generate gross margins of 15 percent, 30 percent, 21 percent, and 42 percent, respectively — overall the average gross margin on the remaining sellout of the active projects is forecasted at 22 percent. Tarragon’s weighted-average ownership interest in the active communities is 87 percent.

Development Pipeline
     The Company’s homebuilding pipeline at the end of the first quarter of 2006, which is comprised of sites owned or controlled by the Company not yet included in active developments, totaled more than 5,500 homes in 27 communities compared to the year-ago level of 5,129 homes in 23 communities. The Company added 4 projects to its homebuilding pipeline in the first quarter of 2006, representing approximately 1,300 homes.
     Based on estimated, potential revenue, 12 percent of the development pipeline comes from condominium conversions, 58 percent from mid and high-rise development and 30 percent from townhome communities. Tarragon has an 82 percent, weighted-average ownership interest in the development pipeline.
Capital Redeployment Program
     In the first quarter of 2006, the Company sold one apartment community and two commercial properties, generating $14.9 million in net cash proceeds and $11.7 million in pre-tax gains, while eliminating $9.7 million in consolidated debt. In 2006, Tarragon expects to complete the capital redeployment program by selling the remainder of its held-for-sale assets and continuing the conversion of its luxury rental apartment communities.
Share Repurchase Program
     During the first quarter of 2006 the Company repurchased 209,024 shares at an average price of $19.69 per share.
2006 Guidance
     The company reaffirmed its 2006 guidance of $3.70 to $4.20 income from continuing operations per diluted share, based on current market and sales trends, as well as anticipated income from the completion of its capital redeployment program during 2006.
Results Conference Call
     A conference call to discuss the results for the first quarter ended March 31, 2006, will take place on May 10, at 10:30 a.m. ET. The call will be broadcast live over the Internet, which may be accessed by visiting the Company’s site at www.tarragoncorp.com. Participants are encouraged to go to the site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available shortly after the call and will continue for 7 days, through midnight May 17, 2006.

About Tarragon Corporation
     Tarragon Corporation is a leading homebuilder specializing in the development and marketing of residential communities in high-density, urban locations. The Company’s operations are concentrated in four core markets: Florida, the Northeast, Texas and Tennessee. To learn more about Tarragon Corporation, visit: www.tarragoncorp.com
Forward-looking Statements
Information in this press release includes forward-looking statements made pursuant of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking statements due to a number of factors, including, but not limited to, general economic conditions, interest rates, weather, the availability of financing for development and acquisition and other risk factors outlined in the Company’s SEC reports, annual report and Form 10-K. The Company assumes no responsibility to update forward-looking information contained herein.
TARR-E
TABLES FOLLOW
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TARRAGON CORPORATION
FINANCIAL HIGHLIGHTS
FOR THE THREE MONTHS ENDED March 31, 2006
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31,

	2006	2005

Revenue	$98,866	$80,287

Expenses	78,643	65,984

Other income and expenses:
Equity in income loss of partnerships and joint ventures	1,145	8,430
Minority interests in income of consolidated partnerships and joint ventures	(283)	(836)
Interest income	193	142
Interest expense	(2,850)	(5,313)
Gain on sale of real estate	—	2,229

Income from continuing operations before income taxes	18,428	18,955
Income tax expense	(6,911)	(7,425)

Income from continuing operations	11,517	11,530
Discontinued operations, net of income taxes
Income (loss) from operations	(27)	1,090
Gain on sale of real estate	7,338	8,986

Net income	18,828	21,606
Dividends on cumulative preferred stock	(207)	(224)

Net income allocable to common stockholders	$18,621	$21,382

Earnings per common share
Income from continuing operations allocable to common stockholders	$0.40	$0.47
Discontinued operations	0.25	0.43

Net income allocable to common stockholders	$0.65	$0.90

Earnings per common share — assuming dilution
Income from continuing operations allocable to common stockholders	$0.36	$0.38
Discontinued operations	0.23	0.32

Net income allocable to common stockholders	$0.59	$0.70

	Homebuilding Division
	Operating Statements
	For the Three Months Ended
	March 31,

	2006		2005

Homebuilding sales	$111,876	100%	$120,045	100%
Cost of homebuilding sales	(87,433)	(78%)	(84,427)	(70%)

Gross profit on homebuilding sales	24,443	22%	35,618	30%

Minority interests in homebuilding sales of consolidated partnerships and joint ventures	(112)	—	(807)	(1%)
Outside partners’ interests in homebuilding sales of unconsolidated partnerships and joint ventures	(731)	(1%)	(10,641)	(9%)
Performance-based compensation related to projects of unconsolidated partnerships and joint ventures	(87)	—	(759)	(1%)
Additional costs attributable to profits recognized by the investment division on intercompany sales	(4,079)	(4%)	(519)	—

	19,434	17%	22,892	19%

Other income and expenses:
Net loss from rental operations	(554)	—	(1,085)	(1%)
Mortgage banking net income	229	—	—	—
General and administrative expenses	(5,148)	(5%)	(4,416)	(4%)
Other corporate items	33	—	175	—
Prepayment penalty on early retirement of debt in connection with condominium conversion	(1,639)	(1%)	—	—
Gain on sale of real estate or disposition of other assets	—	—	2,229	2%

Income before taxes	$12,355	11%	$19,795	16%

Reconciliation of total homebuilding sales revenue for Homebuilding Division to consolidated homebuilding sales revenue:

Total homebuilding sales revenue	$111,876		$120,045
Less: homebuilding sales revenue of unconsolidated partnerships and joint ventures	(22,686)		(56,455)

Consolidated homebuilding sales revenue	$89,190		$63,590